Exhibit 10.H1

Viad Corp

Directors’ Matching Gift Program

(effective as of February 18, 1999)

The purpose of the Directors’ Matching Gift Program is to recognize the interests of Viad Corp and its Directors in supporting worthy educational institutions and other charitable organizations qualified to receive tax-deductible donations under Section 501c3 of the Internal Revenue Code.

All board members are eligible to request donations as of the time they are elected to Viad’s Board of Directors.  Directors will continue to be eligible to participate in the program following their retirement from the board.

Viad Corp will match dollar for dollar, at the request of the individual board members, gifts to colleges, universities, and/or charitable organizations in any amount between $1,000 and $5,000 per calendar year per board member. A donation can be made to more than one qualifying organization, but the aggregate must be no more than $5,000. These donations will be made to the organization in the director’s name.